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                                                                    EXHIBIT 21
                          PARENTS AND SUBSIDIARIES

The Company and its subsidiaries* as of March 5, 2005 are as follows:



                                      State (Country)     Percentage of Voting
Name of Company                       of Incorporation    Securities Owned
---------------                       ----------------    --------------------
Kellwood Company                      Delaware            Parent
American Recreation Products, Inc.    Delaware            100%
Kellwood Asia Limited                 Hong Kong           100%
Smart Shirts Limited                  Hong Kong           100%
South Asia Garment Limited            Hong Kong           100%
Kellwood Trading, Ltd.                Hong Kong           100%
KWD Holdings, Inc.                    Delaware            100%
Robert Scott & David Brooks
   Outlet Stores, Inc.                Delaware            100%
Tri-W Corporation                     North Carolina      100%
Halmode Apparel, Inc.                 Delaware            100%
Koret of California, Inc.             California          100%
Koret Outlet Stores, Inc.             Delaware            100%
Biflex International, Inc.            New York            100%
Kellwood Financial Resources, Inc.    Tennessee           100%
Kellwood Shared Services, Inc.        Delaware            100%
Dorby Frocks, Ltd.                    New York            100%
Gerber Childrenswear, Inc.            Delaware            100%
Briggs New York, Inc.                 Delaware            100%
Phat Fashions, LLC                    New York            100%



* Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.